Southern Community Financial Corporation
Announces Results for the First Quarter 2009

Winston-Salem, NC – (MARKET WIRE) 4/30/2009 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, today reported first quarter 2009 results.

Financial Highlights

•	Deposit growth for first quarter 2009 of 16% year-over-year and 8% on a linked quarter basis
•	Non-interest income increased $473 thousand or 19% compared with fourth quarter 2008
•	Net interest margin for the first quarter 2009 decreased 9 basis points to 3.01% from 3.10% in the fourth quarter 2008
•	First quarter provision for loan losses of $4.00 million, an increase of $1.64 million, compared to $2.36 million in the fourth quarter 2008
•	Allowance for loan losses was 1.49% of total loans at March 31, 2009 compared to 1.43% at December 31, 2008
•	Nonperforming loans were 1.56% of total loans at March 31, 2009 compared with 1.10% of total loans at December 31, 2008
•	Nonperforming assets were 1.73% of total assets at March 31, 2009 compared with 1.12% of total assets at December 31, 2008
•	Annualized first quarter 2009 net charge-offs increased to 1.09% of average loans compared with 0.43% for the fourth quarter 2008
•	First quarter 2009 net loss available to common shareholders of $49.70 million, or $2.96 per diluted common share included a one-time, non-cash goodwill impairment charge of $49.50 million
•
Excluding the goodwill impairment charge and the preferred dividends of $627 thousand, the first quarter 2009 net income was $425 thousand, a decrease from fourth quarter 2008 earnings of $1.56 million.

The Company reported a net loss available to common shareholders of $49.70 million, or $2.96 per diluted common share in the first quarter of 2009.  The net loss available to common shareholders primarily reflects a goodwill impairment charge of $49.50 million to write off the entire amount of goodwill as of March 31, 2009.  This charge is a one-time, non-cash accounting transaction that will not impact the Company’s cash flows, liquidity, tangible capital, and ability to conduct its business and is primarily due to the current state of the financial markets.

Excluding the impact of the goodwill impairment charge and the $627 thousand in dividends on preferred stock, net income for the first quarter of 2009 was $425 thousand, compared with $1.56 million for the fourth quarter of 2008 and $2.07 million for the first quarter of 2008.

Asset Quality

Nonperforming loans increased to $20.25 million, or 1.56% of total loans, at March 31, 2009 from $14.43 million, or 1.10% of total loans, at December 31, 2008.  Nonperforming assets increased to $31.05 million, or 1.73% of total loans, at March 31, 2009 from $20.18 million, or 1.12% of total assets, at December 31, 2008.  Net charge-offs totaled $3.54 million during the first quarter of 2009, or 1.09% of average loans on an annualized basis, compared to $1.44 million, or 0.43% of average loans annualized, in the fourth quarter of 2008.  Nonperforming loans, nonperforming assets and net charge-off activity continue to be predominantly related to residential construction and development lending as 89% of nonperforming loans, 91% of nonperforming assets and 62% of net charge-offs originated from this segment of the loan portfolio.

The provision for loan losses of $4.00 million for the first quarter increased $1.64 million compared to the fourth quarter 2008 provision and increased $3.08 million compared to the first quarter 2008 provision.  The allowance for loan losses at March 31, 2009 of $19.31 million represented 1.49% of total loans and 0.95 times nonperforming loans compared with 1.43% of total loans and 1.31 times nonperforming loans at December 31, 2008.

“As was the case in the fourth quarter of 2008, the majority of our nonperforming loans and charge-offs continue to be contained within our residential construction and development portfolio.  As expected, results for the first quarter were impacted by increased provision for loan losses and expenses associated with managing our loan portfolio,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “While this difficult credit cycle continues to impact our industry as a whole, Southern Community’s core bank continues to operate well.  The company-wide focus on deposits and fee income produced good results, as deposits increased 8% and fee income increased 19% compared to the fourth quarter of 2008.  During the first quarter, we offered a CD promotion which was instrumental in our deposit growth.  Fee income increased largely due to greater mortgage refinance and brokerage activity.

Looking ahead to the second quarter of 2009, we expect our loan loss provision, charge-offs, and reserve coverage to remain at current levels as we prudently bolster reserves and aggressively manage problem assets.  We do not anticipate a significant increase in nonperforming loans in the second quarter.  Depending upon the interest rate environment as well as our level of nonperforming loans, we expect modest net interest margin compression in the second quarter.  During the second half of 2009, we believe there will be several opportunities to decrease our cost of funds and improve our net interest margin and overall profitability.

While loan demand remains soft primarily due to the weakened economy, we believe that it has the potential to increase during the second half of 2009; however, we expect it to remain at current levels during the second quarter of 2009.  We are offering a special jumbo mortgage product to qualified borrowers and effectively targeting new relationships, and anticipate that both of these efforts will help to stimulate future loan demand.  While these are difficult times in which to operate, Southern Community remains solid from a capital and liquidity standpoint, and is well positioned to weather this economic storm.  Our Board and management team are dedicated to working through these challenges and to the excellent opportunities that lie ahead.”

Financial Performance

Net interest income of $12.46 million for the first quarter 2009 decreased by 3% compared with $12.82 million in the fourth quarter 2008; however, it increased 13% over the $11.00 million in the first quarter 2008.  The net interest margin of 3.01% for the first quarter 2009 decreased 9 basis points from 3.10% compared with the fourth quarter and increased 3 basis points from 2.98% in the first quarter 2008.  The sequential decrease in net interest income resulted from the impact of increased nonperforming assets and a shift in the mix of assets more heavily weighted toward investment securities than loans.  Investment securities increased by $21.57 million during the first quarter of 2009 offsetting an $17.32 million decrease in loan balances outstanding for the quarter.  This decrease in loans was due to a slowdown in loan demand as some of our primary customers are deleveraging and taking a more conservative stance towards borrowing.

Non-interest income of $2.99 million during the first quarter 2009 increased by $473 thousand or 19% compared with the fourth quarter 2008 primarily resulting from increases in mortgage banking income from increased refinance activity, wealth management income from brokerage volume shifting toward sales of annuities and life insurance products and $149 thousand increase in income from SBIC activities.

Excluding the goodwill impairment charge, non-interest expenses of $11.08 million for the first quarter 2009 increased $430 thousand or 4% on a linked quarter basis and $523 thousand or 5% year-over-year.  The sequential increase in non-interest expenses was mainly due to increases in health insurance benefit costs, commissions on increased mortgage and wealth management transaction volumes, and increases in marketing efforts focused on deposit gathering and offering buyer incentives to purchasers of bank-financed builder housing inventory.  Expenses related to problem loan workout activity and foreclosed properties remained comparable with fourth quarter 2008 levels.  As an annualized percentage of average assets, the expense load, excluding the goodwill impairment charge, represented 2.45% of average assets for the first quarter 2009 compared with 2.35% for fourth quarter 2008 and 2.61% for first quarter 2008.

As of March 31, 2009, total assets amounted to $1.79 billion, representing an increase of $99.67 million, or 6% year-over-year; however, excluding the goodwill impairment charge of $49.50 million, total assets increased $149.19 million or 9% year-over-year.  On a linked quarter basis, asset growth for the first quarter 2009, excluding the reduction related to goodwill impairment, was relatively flat at $35.86 million or 2%.  The loan portfolio decreased by $17.32 million or 1% sequentially during the first quarter due to slowing loan demand.  Total deposits stood at $1.33 billion at March 31, 2009, an increase of $185.41 million or 16% year-over-year.  During the first quarter 2009, deposits increased $95.03 million or 8% from the December 31, 2008 level as depositors moved liquidity into certificates of deposit for higher yield and safety.

At March 31, 2009, stockholders’ equity of $138.46 million represented 7.73% of total assets.  Stockholders’ equity decreased $49.25 million or 26% from $187.71 million at December 31, 2008 as a result of the $49.50 million goodwill impairment charge.  Regulatory capital ratios remain in excess of the “well capitalized” threshold as the calculations for these regulatory capital measures exclude goodwill and any related impairment charges.

Southern Community’s executive management team will host a conference call on May 1, 2009, at 9:30 AM Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-877-795-3610 or 1-719-325-4804 and entering pass code 9364725.  A replay of the conference call can be accessed until 11:59 pm on May 15, 2009, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 9364725.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community Financial Corporation is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
Income Statement	2009	2008	2008	2008	2008

Total Interest Income	$22,744	$24,278	$24,412	$23,727	$24,325
Total Interest Expense	10,285	11,459	12,553	11,947	13,323
Net Interest Income	12,459	12,819	11,859	11,780	11,002

Provision for Loan Losses	4,000	2,360	1,350	3,530	925

Net Interest Income after Provision for Loan Losses	8,459	10,459	10,509	8,250	10,077

Non-Interest Income
Service Charges on Deposit Accounts	1,444	1,487	1,491	1,475	1,406
Income from mortgage banking activities	416	233	219	358	484
Investment brokerage and trust fees	296	147	285	335	371
SBIC income (loss) and management fees	238	89	39	82	(150)
Gain (Loss) on Sale of Investment Securities	1	98	-	-	-
Gain (Loss) and Net Cash Settlement on Economic Hedges	(22)	-	(440)	330	1,044
Other Income	618	464	483	518	434
Total Non-Interest Income	2,991	2,518	2,077	3,098	3,589

Non-Interest Expense
Salaries and Employee Benefits	5,530	5,088	5,535	5,621	5,794
Occupancy and Equipment	2,034	1,930	1,854	1,931	1,964
Goodwill Impairment	49,501	-	-	-	-
Other	3,519	3,635	2,815	3,120	2,802
Total Non-Interest Expense	60,584	10,653	10,204	10,672	10,560

Income (Loss) Before Taxes	(49,134)	2,324	2,382	676	3,106
Provision for Income Taxes	(58)	766	754	73	1,041

Net Income (Loss)	$(49,076)	$1,558	$1,628	$603	$2,065

Effective dividend on preferred stock	627	185	-	-	-

Net income (loss) available to common shareholders	$(49,703)	$1,373	$1,628	$603	$2,065

Net Income (Loss) per Common Share
Basic	$(2.96)	$0.08	$0.09	$0.03	$0.12
Diluted	$(2.96)	$0.08	$0.09	$0.03	$0.12

Balance Sheet	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2009	2008	2008	2008	2008

Assets
Cash and due from Banks	$28,268	$25,215	$27,453	$37,576	$35,037
Federal Funds Sold & Int Bearing Balances	17,891	2,180	2,605	3,607	4,752
Investment Securities	346,265	324,698	302,905	306,666	284,669
Federal Home Loan Bank Stock	10,178	9,757	10,208	9,670	11,482

Loans held for sale	6,044	316	920	2,106	4,110

Loans	1,297,489	1,314,811	1,323,360	1,285,014	1,235,952
Allowance for Loan Losses	(19,314)	(18,851)	(17,929)	(17,499)	(14,853)
Net Loans	1,278,175	1,295,960	1,305,431	1,267,515	1,221,099

Bank Premises and Equipment	40,622	40,030	39,264	39,672	38,790
Goodwill	-	49,501	49,792	49,792	49,792
Other Assets	62,695	56,121	59,283	55,101	40,721

Total Assets	$1,790,138	$1,803,778	$1,797,861	$1,771,705	$1,690,452

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$98,618	$102,048	$104,988	$114,685	$109,534
Money market, savings and NOW	479,797	475,772	523,949	560,094	507,105
Time	749,728	655,292	634,037	542,622	526,096
Total Deposits	1,328,143	1,233,112	1,262,974	1,217,401	1,142,735

Borrowings	314,400	373,213	378,500	401,667	393,306
Accrued Expenses and Other Liabilities	9,137	9,743	13,549	10,747	10,061
Total Liabilities	1,651,680	1,616,068	1,655,023	1,629,815	1,546,102

Total Stockholders' Equity	138,458	187,710	142,838	141,890	144,350

Total Liabilities and Stockholders' Equity	$1,790,138	$1,803,778	$1,797,861	$1,771,705	$1,690,452

Tangible Book Value per Common Share	$5.75	$5.76	$5.29	$5.23	$5.38

	As of or for the three months ended
	Mar 31,		Dec 31,		Sep 30,		Jun 30,		Mar 31,
	2009		2008		2008		2008		2008

Per Common Share Data:
Basic Earnings per Share	$(2.96)		$0.08		$0.09		$0.03		$0.12
Diluted Earnings per Share	$(2.96)		$0.08		$0.09		$0.03		$0.12
Tangible Book Value per Share	$5.75		$5.76		$5.29		$5.23		$5.38
Cash dividends paid	$-		$0.040		$0.040		$0.040		$0.040

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	-10.85%		0.34%		0.36%		0.14%		0.51%
Return on Average Equity (annualized) ROE	-106.14%		4.01%		4.57%		1.68%		5.84%
Return on Tangible Equity (annualized)	-145.38%		5.98%		7.13%		2.60%		9.12%
Net Interest Margin	3.01%		3.10%		2.88%		2.99%		2.98%
Net Interest Spread	2.78%		2.88%		2.67%		2.76%		2.67%
Non-interest Income as a % of Revenue	19.36%		16.42%		14.90%		20.82%		24.60%
Non-interest Income as a % of Average Assets	0.66%		0.56%		0.45%		0.71%		0.89%
Non-interest Expense to Average Assets	13.39%		2.35%		2.27%		2.47%		2.61%
Efficiency Ratio	392.13%		69.46%		73.22%		71.73%		72.37%

Asset Quality:
Nonperforming Loans	$20,251		$14,433		$12,007		$12,796		$7,012
Nonperforming Assets	$31,049		$20,178		$15,086		$14,210		$8,042
Nonperforming Loans to Total Loans	1.56%		1.10%		0.91%		1.00%		0.57%
Nonperforming Assets to Total Assets	1.73%		1.12%		0.84%		0.80%		0.48%
Allowance for Loan Losses to Period-end Loans	1.49%		1.43%		1.35%		1.36%		1.20%
Allowance for Loan Losses to Nonperforming Loans (X)	0.95	X	1.31	X	1.49	X	1.37	X	2.12	X
Net Charge-offs to Average Loans (annualized)	1.09%		0.43%		0.28%		0.28%		0.11%

Capital Ratios:
Equity to Total Assets	7.73%		10.41%		7.94%		8.01%		8.54%
Tangible Equity to Total Tangible Assets (1)	5.40%		5.51%		5.26%		5.28%		5.69%

Average Balances:
Year to Date
Interest Earning Assets	$1,679,293		$1,588,542		$1,569,306		$1,535,388		$1,485,037
Total Assets	1,834,575		1,738,868		1,717,357		1,680,842		1,625,164
Total Loans	1,310,679		1,279,041		1,264,744		1,238,843		1,219,800
Equity	187,512		145,754		142,800		143,282		142,190
Interest Bearing Liabilities	1,535,956		1,474,539		1,456,848		1,421,227		1,368,420

Quarterly
Interest Earning Assets	$1,679,293		$1,645,832		$1,636,404		$1,586,068		$1,485,037
Total Assets	1,834,575		1,802,934		1,789,593		1,736,520		1,625,164
Gross Loans	1,310,679		1,321,621		1,315,983		1,257,886		1,219,800
Equity	187,512		154,552		141,846		144,374		142,190
Interest Bearing Liabilities	1,535,956		1,527,227		1,527,316		1,474,186		1,368,420

Weighted Average Number of Shares Outstanding
Basic	16,780,058		17,369,765		17,369,925		17,354,298		17,359,452
Diluted	16,780,058		17,398,432		17,416,675		17,401,298		17,401,589
Period end outstanding shares	16,793,175		16,769,675		17,370,175		17,370,175		17,319,351

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.